EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-35887, 333-43081, 333-65327, 333-65329 and 333-111076 on Form S-8 of our reports dated February 27, 2013 (May 28, 2013 as to Notes 2, 6 and 13), relating to the consolidated financial statements and consolidated financial statement schedule of Mylan Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Current Report on Form 8-K of Mylan Inc. dated May 28, 2013.

/s/ DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania
May 28, 2013